1245 “Q” Street
Lincoln, NE 68508
Phone: 402-475-2525
Fax: 402-475-9061

Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
THIRD QUARTER RESULTS
Company Reports 183% Growth in Net New Contracts

LINCOLN, Nebraska (November 1, 2005) — National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement, today announced results for the third quarter and nine months ended September 30, 2005.

        Commenting on third quarter results, Michael D. Hays, chief executive officer of National Research Corporation, said, “We are pleased with our EPS growth of 21% over the prior year quarter, which follows second quarter EPS growth of 26%. We’re also delighted with our continued growth in net new contracts, which, for the third sequential quarter, grew in excess of 100% period over period. In fact, net new contracts (measured as the percentage growth in the value of new contracts signed, reduced for any change orders that would decrease a current contract’s value) this past quarter were up 183%. We have worked diligently on the National Standard for several years, and it is rewarding to finally see tangible results.”

        Revenues for the quarter ended September 30, 2005, were $10.1 million compared with revenues of $9.3 million for the same period in 2004. Net income for the quarter ended September 30, 2005, was $2.0 million, or $0.29 per basic and diluted share, compared with net income of $1.7 million, or $0.24 per basic and diluted share, in the prior year period.

        Revenues for the nine months ended September 30, 2005, were $23.9 million compared with revenues of $23.3 million for the same nine-month period of 2004. Net income for the nine months ended September 30, 2005, was $3.7 million, or $0.52 per basic and diluted share, compared with $3.6 million, or $0.50 per basic and diluted share, in the prior-year period.

        Patrick E. Beans, chief financial officer of National Research Corporation, remarked, “Adding the HCAHPS and new GHS opportunities to the Company’s current recurring revenue base should continue to provide us with visibility for the future.”

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NRCI Announces Third Quarter Results

November 1, 2005

        During the quarter, the Company entered into the commercial health plan market through its acquisition of Geriatric Health Systems, LLC, a healthcare survey research and analytics firm specializing in measuring health status, health risk and member satisfaction for health plans in the United States.

        Mr. Hays added “I’m excited about our acquisition of GHS and the opportunity it affords the Company to enter the payor market. Even though it is still early in the GHS relationship, initial signs are positive and confirm our conviction that our entry into the payor market segment represents an opportunity equal to our established provider market.”

        In closing, Mr. Hays added, “Our optimism for the future of our company is validated by one important metric in the third quarter – recurring revenue. Total recurring contract value was up 26% over the same quarter last year and more than 15% sequentially.”

        A listen-only simulcast of National Research Corporation’s third quarter conference call will be available online at www.earnings.com on November 2, 2005, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately an hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of ongoing survey-based performance measurement, analysis, tracking and improvement services to the healthcare industry in the United States and Canada. The Company addresses the growing need of healthcare providers and payors to measure the care outcomes, specifically satisfaction and health status, of their patients and/or members. The Company develops tools that enable healthcare organizations to obtain performance measurement information necessary to improve their business practices.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Third Quarter Results

November 1, 2005

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$10,132	$9,320	$23,878	$23,253
Operating expenses:
Direct expenses	4,018	4,174	9,840	10,189
Selling, general and administrative	2,331	1,824	6,606	5,578
Depreciation and amortization	456	538	1,334	1,492

Total operating expenses	6,805	6,536	17,780	17,259

Operating income	3,327	2,784	6,098	5,994
Other income (expense):
Interest income	129	87	369	248
Interest expense	(101)	(105)	(303)	(355)
Other, net	18	29	(10)	(35)

Total other income (expense)	46	11	56	(142)
Income before income taxes	3,373	2,795	6,154	5,852
Provision for income taxes	1,344	1,079	2,452	2,222

Net income	$2,029	$1,716	$3,702	$3,630

Net income per share, basic	$0.29	$0.24	$0.52	$0.50

Net income per share, diluted	$0.29	$0.24	$0.52	$0.50

Weighted average shares outstanding:
Basic	6,961	7,137	7,077	7,195
Diluted	7,056	7,224	7,152	7,281

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NRCI Announces Third Quarter Results

November 1, 2005

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Sept. 30, 2005	Dec. 31, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$1,036	$3,648
Short-term investments	14,641	15,348
Accounts receivable, net	4,964	3,392
Other current assets	2,446	3,066

Total current assets	23,087	25,454
Net property and equipment	11,884	12,355
Other, net	14,255	10,145

Total Assets	$49,226	$47,954

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,186	$851
Deferred revenue	5,225	4,036
Accrued compensation	1,231	976
Notes payable	166	156
Income taxes payable	476	--

Total current liabilities	8,284	6,019
Non-current liabilities	6,798	6,917

Total Liabilities	15,082	12,936

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 7,735,176 in 2005 and 7,684,006 in 2004;
outstanding 7,011,965 in 2005 and 7,174,706 in 2004	8	8
Additional paid-in capital	20,018	19,346
Retained earnings	22,373	20,382
Unearned compensation	(520)	(182)
Accumulated other comprehensive income	282	220
Treasury stock	(8,017)	(4,756)

Total shareholders’ equity	34,144	35,018

Total Liabilities and Shareholders’ Equity	$49,226	$47,954

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